Exhibit 99.1

ENTERCOM COMMUNICATIONS CORP.

ANNOUNCES CHANGE TO VIRTUAL MEETING FOR

2020 ANNUAL MEETING OF SHAREHOLDERS

PHILADELPHIA, PA – March 31, 2020 – Entercom Communications Corp. (NYSE:ETM) announced today a change of its 2020 Annual Meeting of Shareholders. Due to the emerging public health impact of the coronavirus outbreak (COVID-19), and to support the health and well-being of the Company’s shareholders, employees, associates, directors and vendors, the Company has changed the format of its 2020 Annual Meeting of Shareholders from a physical in-person meeting to a virtual meeting.

The 2020 Annual Meeting of Shareholders will be still be held at 8:30 a.m. Eastern Time on Tuesday, May 5, 2020, but in virtual meeting format only, via live webcast at:

https://web.lumiagm.com/290521398

Password: entercom2020

CONTACT:

Joseph Jaffoni, Jennifer Neuman or Norberto Aja

JCIR

(212) 835-8500

etm@jcir.com

About Entercom Communications Corp.

Entercom Communications Corp. (NYSE: ETM) is a leading audio and entertainment company engaging over 170 million consumers each month through its iconic broadcast brands, expansive digital platform, premium podcast network and live events and experiences. With presence in every major U.S. market, and accessible on every device, Entercom delivers the industry’s most compelling live and on-demand content and experiences from voices and influencers its communities trust and love. The company’s robust portfolio of assets and integrated solutions offer advertisers today’s most engaged audiences through targeted reach, brand amplification and local activation—all at national scale. Entercom is the unrivaled leader in local radio sports and news and the #1 creator of live, original local audio content in the U.S. Learn more at www.entercom.com, Facebook and Twitter (@Entercom). For further information, or to receive future Entercom Communications news announcements via e-mail, please contact JCIR at 212/835-8500 or etm@jcir.com.

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